HOFFLICH & ASSOCIATES, INC.

Agreement for Consulting Services

General Terms and Conditions

This Agreement (the “Agreement”) is made as of the 5th day of April, 2013 by and between Hofflich & Associates, Inc. (“Consultant”) and XZERES CORP. a Nevada corporation (“Xzeres Corp.”), and its wholly-owned subsidiaries, XZERES ENERGY SERVICES CORP., a Nevada corporation (“Energy”), and WIND EUROPE, LTD. (‘Wind”), a company established under the laws of the Republic of Ireland (Xzeres Corp., Energy and Wind are collectively “Xzeres” or “Client”, and each individually is a “Xzeres Company”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Scope of Work. Consultant shall perform services for or on behalf of Client as requested by one or more “Authorizations.” Each Authorization shall specify the terms and conditions of the services to be performed by Consultant, and shall become effective only upon execution by an officer of Xzeres Company and Consultant. In the event certain provisions of an Authorization conflict with the provisions of this Agreement, the parties agree that the provisions of this Agreement shall be controlling.

2. Compensation – Payment of Fees and Expenses. Client shall pay Consultant fees for services as set forth in each Authorization. Client shall also pay Consultant for all costs and expenses incurred in connection with the services provided pursuant to this Agreement.

3. Retainer. In respect of each Authorization, Client shall pay Consultant a retainer (as described in the applicable Authorization) to cover fees and out of pocket expenses of Consultant. The retainer is not a substitute for Client’s timely payment (within seven (7) calendar days of the issuance of Consultant’s statement) of fees and out of pocket expenses. The retainer shall be paid to Consultant before Consultant is obligated to perform any work in respect of the applicable Authorization. At the completion or earlier termination of the work in respect of the applicable Authorization, without further authorization from Client, Consultant may apply the retainer to any unpaid fees, out of pocket expenses and other charges due Consultant, and any amount of the retainer that is not required to pay Consultant’s fees, out of pocket expenses or other charges will be refunded to Client at such time. Client acknowledges that (i) the retainer will not be held in a separate account and may be deposited into Consultant’s general operating account and (ii) Client is not entitled to any interest on the retainer.

4. Support Services. Client shall arrange for Consultant to be provided with duplicating, secretarial and other support services at the location of the work, provided these services are necessary to complete the work. If such services are unavailable at the locations of the work, Consultant may provide such services, and shall be entitled to reimbursement from Client for these services charged at the customary published hourly rates for Consultant’s administrative personnel as may be established by Consultant from time to time.

5. Rights to Work Product. Client shall retain exclusive rights to ownership of all work product hereunder. Work product shall include reports issued pursuant to any Authorization, but shall exclude, among other things, all working papers of Consultant, and all memoranda, correspondence, notes, and calculations that Consultant may have prepared or used in the development of such reports. Consultant shall have the right to retain copies of reports issued to Client for Consultant’s records. Consultant shall have the right to designate in writing certain work product as belonging to Consultant prior to the creation of such work product, and such designated work product shall be the exclusive property of Consultant if Client permits such work product created by Consultant.

6. Access. Client shall arrange for Consultant and its Personnel (as defined below) to be provided with access to all information, Client Personnel, books, records, and facilities deemed necessary by Consultant to complete the work under each Authorization. Client will arrange to accommodate such requests for access, provided they are made during normal business hours. Consultant will use its best efforts to accommodate Client’s working schedule so as not to cause undue disruption of Client’s business.

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7. Personnel. Each party agrees that neither it nor its affiliates will at any time during the period commencing on the date hereof and continuing until the first anniversary of the date that (i) all work provided under all Authorizations has been completed or (ii) this Agreement is otherwise terminated, whichever occurs last, directly or indirectly, solicit for employment any current or former director, officer, employee or representative of the other party (“Personnel”) without the prior written consent of the other party.

8. Independent Contractor. Unless otherwise specifically set forth in an Authorization, neither Consultant nor any of its Personnel shall be deemed to be an agent, employee, officer or director of any Xzeres Company. Under no circumstances shall Consultant or any of its Personnel be, or be deemed to be, in control of the operations of Client, or to be an owner or operator or acting as a responsible person or controlling person with respect to any Xzeres Company.

9. No Assumption of Liabilities. Notwithstanding any provision herein to the contrary, Consultant does not assume, and shall not be deemed to have assumed, any liabilities, debts or obligations of any kind or description.

10. Limitation of Liability; Indemnification.

(a) Neither Consultant nor any of its Personnel shall have any liability to Client for any action taken or for refraining from the taking of any action, or for errors in judgment, except to the extent such is finally adjudicated to a direct result of Consultant’s gross negligence or willful misconduct.

(b) Client agrees to defend, protect, indemnify and hold harmless Consultant and its Personnel (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel, legal assistants and paralegals which may be incurred in the investigation or defense of any matter and, in the event of litigation, at all trial and appellate levels) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations, under common law on an equitable cause, or on contract or otherwise, by reasons of an Indemnitee’s services to Client provided, however, that the Client shall not be liable to any Indemnitee to the extent such claims, damages, liabilities and expenses are found in a final judgment by a court of competent jurisdiction to have resulted primarily and directly from such Indemnitee’s gross negligence or willful misconduct. In the event this indemnity is unenforceable against any Xzeres Company as a matter of applicable law as to a particular matter or consequence referred to herein, it shall be enforceable against such Xzeres Company and against the other Xzeres Companies to the full extent permitted by applicable law.

(c) This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the termination of the relationship between Consultant and Client. The indemnification provisions set forth above shall be in addition to any liability Client may otherwise have to Consultant. Without prejudice to the survival of any other obligation of Client to Consultant, the indemnities and obligations of Client contained herein shall survive the termination of the relationship between Consultant or any Indemnitee and Client.

11. Confidentiality. Consultant shall maintain in strict confidence any information of a non-public nature relating to Client, or their businesses that Consultant may gain or develop in the course of its engagement by Client, and shall not disclose any such information to any person during or after its engagement by Client except: (i) information that is legally in Consultant’s possession prior to the disclosure of such information hereunder; (ii) information that, subsequent to its disclosure hereunder, becomes publicly available through no fault of Consultant; (iii) information that becomes legally available to Consultant on a non-confidential basis from any third party; (iv) information that Consultant discloses as permitted or required by law or order of court; and (v) information that is disclosed with the consent of Client. Notwithstanding the above, Consultant shall be permitted to disclose any information regarding Client to Consultant’s Personnel who need to know such information to perform the services described in the Authorization. Upon termination of this Agreement, Consultant shall return to Client all materials of a non-public nature received from Client in the course of the engagement (other than Consultant’s work product), and shall either deliver to Client or destroy any copies thereof that it may have made or received.

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12. Termination. This Agreement may be terminated by Consultant or Client, for any reason whatsoever, with or without cause, by giving written notice of termination to the other party. Upon termination of this Agreement by (i) Client, Consultant shall be entitled to be paid in full, in cash all unpaid expenses incurred pursuant to this Agreement and the remaining unpaid balance of any fee, including an amount equal to the fee, which is due and payable through the end of the term of this Agreement, and which shall survive after the repayment of the obligations due Lender by the Company under the terms of the Loan Agreement, or (ii) Consultant, Consultant shall be entitled to be paid in full, in cash all unpaid expenses incurred pursuant to this Agreement and the remaining unpaid balance of any fee, including an amount equal to the fee, which is due and payable through the date Consultant delivered its written notice of termination, and which shall survive after the repayment of the obligations due Lender by the Company under the terms of the Loan Agreement. For the purposes of this Section 12, “Agreement” shall include any Authorization issued pursuant to this Agreement.

13. Governing Law and Venue. This Agreement shall be interpreted, construed and enforced under the laws of the State of California, without regard to conflicts of laws, regardless of the location of the performance of services hereunder. Any claim, action or proceeding involving the parties hereto shall be brought exclusively in the courts of the State of California, or federal courts sitting in California, and the parties hereby irrevocably consent to the jurisdiction of these courts and the proper venue therein, each party hereby waiving any claim that any such forum would be inconvenient.

14. Miscellaneous. This Agreement expresses the entire agreement of the parties and supersedes all prior promises, representations, understandings, arrangements and agreements among the parties with respect to the subject matter hereof. No change, alteration, or modification of this Agreement shall be effective unless made in writing and signed by the party to be charged. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties hereto; provided, however, that neither party shall assign any right herein or delegate any duties without the prior written consent of the other party. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights or in any way affect the validity of this Agreement. In the event that any provision of this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, then the court making such determination may reduce the obligations so as to be enforceable according to applicable law and enforce such obligations as reduced. The remaining provisions of this Agreement shall be enforceable according to their terms

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

“Consultant”	“Client”

HOFFLICH & ASSOCIATES, INC.	XZERES CORP.

By: /s/David J. Hofflich	By: /s/ Frank Greco
Name: David J. Hofflich	Name: Frank Greco
Title: Principal	Title: CEO

“Client”

XZERES ENERGY SERVICES CORP.

By: /s/ Frank Greco
Name: Frank Greco
Title: President

“Client”

XZERES WIND EUROPE, LTD.

By: /s/ Frank Greco
Name: Frank Greco
Title: President
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HOFFLICH & ASSOCIATES, INC.

WORK/PROJECT AUTHORIZATION NO.1

DATED: April 5, 2013

In accordance with that certain Agreement for Consulting Services dated as of April 5, 2013, by and between the undersigned Client and Hofflich & Associates, Inc. (the “Agreement”), Client hereby authorizes Hofflich & Associates, Inc. (“Consultant”) to perform the following services in accordance with the terms, conditions and covenants set forth in the Agreement and in this Authorization:

Consultant:

David J. Hofflich will be the management consultant (“Consultant”) for the project.

Services with Respect to Xzeres (“Company”):

•	Prepare weekly and monthly cash flow forecasts for Company.
•	Review cash management reports, projections, cash disbursements and Advance Requests to ensure that funds being allocated are consistent with Client’s Budget and in compliance with the Loan and Security Agreement (“Loan Agreement”) entered into by and among Client and Renewable Power Resources, LLC (“Lender”). Client’s current Budget (the “Budget”) is attached to the Loan Agreement as Exhibit “1.1”.
•	Consultant is hereby authorized to share with Lender all budgets, records, projections, financial information, reports and other information relating to Lender’s collateral and the financial condition or operations of Client’s business.
•	Monitor the progress of operations:
o	The preparation of weekly reporting packages for Lender;
o	The preparation of semi-monthly budgets to actual variance and analysis of the cash flow budget for Lender in accordance with the Loan Agreement; and
o	The preparation of the various subsidiary and affiliate company financial statements and the regular balancing and analysis of intercompany accounts;
•	Confer with Lender with and respond to Lender’s information requests;
•	Conduct internal meetings, as necessary, to ensure that senior managers
o	are fully acquainted with the Client's priorities and status; and
o	account for the performance of their departments relative to budgets/projections.

Project Term:

18 (eighteen) months

Retainer: Not Applicable

Compensation:

Consultant’s weekly rate is $17,500. Fees will be billed on a weekly basis, and paid and/or accrued on a monthly basis.

All reasonable out-of-pocket expenses incurred in connection with services rendered will be paid on a weekly basis.

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Simultaneously with the execution and delivery of the Loan Agreement, Client shall execute and deliver to Consultant Initial Warrants in favor of Consultant entitling Consultant to purchase an aggregate of 6,000,000 (six million) shares of Common Stock of Xzeres Corp. at a per share exercise price of $0.35 (thirty-five cents), in each case subject to adjustment as provided therein during a term of 48 (forty-eight) months, which Initial Warrant shall be substantially in the form attached.

Accrued Compensation:

Each of Consultant, Client’s Financial Advisor, Max Value Advisors, LLC, and Lender have agreed that, in accordance with the terms of the Budget, the aggregate amount of fees payable in cash to Consultant, Client’s Financial Advisor and Lender, for interest and fees in accordance with the terms of the Loan Agreement, shall not exceed the aggregate sum of Total Interest, Loan Fees and Management Fees payable in cash per month in accordance with the Budget, To the extent the fees and any expenses payable to Consultant are not paid in cash in full on a monthly basis as provided in the Agreement, Consultant, at its option, may, at the earlier of (a) the time Client repays Lender in full in cash, or (b) the maturity date of this Agreement, either (i) receive payment in full in cash for the amount of accrued and unpaid fees and expenses due and owing at such time or (ii) convert some or all of such accrued and unpaid fees and expenses to Series A Warrants (which shall be substantially in the form attached), which warrants shall entitle Consultant, upon exercise, to purchase such number of shares of Common Stock of Xzeres Corp. as shall be equal to the dollar amount being converted times 3 (three), and to purchase such shares at an initial exercise price of $0.35 (thirty-five cents) per share, subject to adjustment as provided therein during a term of 48 (forty-eight) months.

In addition, Consultant shall have the option to purchase additional Series A Warrants, up to an amount not to exceed the amount of fees paid to Consultant in cash during the term of this Agreement, which warrants shall entitle Consultant, upon exercise, to purchase such number of shares of Common Stock of Xzeres Corp. as shall be equal to the dollar amount being purchased times 3 (three), and to purchase such shares at an initial exercise price of $0.35 (thirty-five cents) per share, subject to adjustment as provided therein during a term of 48 (forty-eight) months.

“Consultant”	“Client”

HOFFLICH & ASSOCIATES, INC.	XZERES CORP.

By: /s/David J. Hofflich	By: /s/ Frank Greco
Name: David J. Hofflich	Name: Frank Greco
Title: Principal	Title: CEO

“Client”

XZERES ENERGY SERVICES CORP.

By: /s/ Frank Greco
Name: Frank Greco
Title: President

“Client”

XZERES WIND EUROPE, LTD.

By: /s/ Frank Greco
Name: Frank Greco
Title: President

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